Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Cronos Group Inc. (the “Company,” “we,” “us,” and “our”) is a summary and is not complete, may not contain all the information you should consider before investing in our capital stock and is qualified in its entirety by reference to, our Certificate of Incorporation and Articles of Incorporation (including all amendments thereto) (the “Articles”) and By-law No. 5 (the “By-laws”), which have been publicly filed with the Securities and Exchange Commission (“SEC”). The terms of these securities may also be affected by the Business Corporations Act (Ontario) (the “Act”). All references to the “Company,” “we,” “us,” and “our” refer solely to Cronos Group Inc. and do not include any subsidiary or affiliate of Cronos Group Inc.
Authorized Shares
The authorized capital of the Company consists of an unlimited number of no par value common shares (the “Common Shares”). Our Common Shares are currently listed on the Toronto Stock Exchange (“TSX”) and on the NASDAQ Global Market (“Nasdaq”) under the trading symbol “CRON”.
Voting Rights
The holders of Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company either in person or by proxy.
Under our Bylaws, the presence at a meeting of shareholders, in person or represented by proxy, of any number of shareholders holding not less than 33 1/3 of the outstanding Common Shares will constitute a quorum for the purpose of transacting business at the meeting of shareholders. Any matter, other than the election of Directors, brought before any meeting of shareholders shall be decided by the affirmative vote of the majority of Common Shares present in person or represented by proxy at the meeting and entitled to vote on the matter, unless the question is one upon which, by express provision of law, under our Articles, or under our Bylaws, a different vote is required, in which case such provision will control.
Directors are elected by a plurality of the votes cast at a meeting of shareholders. The Board’s majority voting policy (the “Majority Voting Policy”) requires that any nominee for director who does not receive a greater number of votes “for” his or her election as a director than votes “withheld” from voting tender his or her resignation to the Board for consideration by the independent directors of the Company promptly following the meeting. This policy applies only to uncontested elections, meaning elections where the number of nominees of directors is equal to the number of directors to be elected. The independent directors of the Company will consider the resignation and will provide a recommendation to the Board within 45 days following the meeting. The Board will consider the recommendation of the independent directors of the Company and determine whether to accept such recommendation within 90 days of the meeting. Absent exceptional circumstances, the Board will accept the resignation which will be effective upon such acceptance. A news release will be issued promptly by the Company announcing the Board’s determination, including, if applicable, the reasons for rejecting the resignation. A director who tenders his or her resignation will not participate in any meetings to consider whether the resignation will be accepted.
Dividends and Other Distributions
The holders of Common Shares are entitled to dividends, if and when declared by the directors of the Company, and the distribution of the residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company.
The Common Shares rank equally as to all benefits which might accrue to the holders thereof, including the right to receive dividends, voting powers, and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other disposition of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities.
Restrictions on Transfers of Shares
Subject to applicable law, under our Bylaws the Company has a lien on a Common Share registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Company. By way of enforcement of such lien the Directors may reuse to permit the registration of a transfer of such Common Share.
Advance Notice for Shareholder Director Nominations
The Company’s Bylaws contain advance notice provisions setting out advance notice requirements for the nomination of directors of the Company by a shareholder (who must also meet certain qualifications outlined in the Bylaws) (the “Nominating Shareholder”) at any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors (the “Advance Notice By-Law”).
In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must give timely notice of such nomination in proper written form to the Corporate Secretary of the Company at the principal executive offices of the Company. To be timely, a Nominating Shareholder’s notice to the Corporate Secretary must be made:

(i) in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of Shareholders was made. The Company’s Bylaws also prescribe the proper written form for a Nominating Shareholder’s notice.
The chairperson of the meeting has the power and duty to determine whether a nomination was made in accordance with the notice procedures set forth in the Bylaws and, if any proposed nomination is not in compliance with such provisions, the discretion to declare that such defective nomination will be disregarded.
Other Provisions
The Common Shares are not subject to call or assessment rights or any pre-emptive or conversion rights. There are no provisions for redemption, purchase for cancellation, surrender or purchase of funds.
Transfer Agent
The transfer agent and registrar for the Common Shares is TSX Trust Company.
Foreign Ownership of Our Common Shares
There is no limitation imposed by the Articles on the right of a non-Canadian resident to hold or vote our Common Shares. The following provides a summary of certain limitations imposed by Canadian laws on the right of a non-Canadian resident to hold or vote our Common Shares:
Competition Act
Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition prevents or lessens, or is likely to prevent or lessen, competition substantially.
This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.
Investment Canada Act
The Investment Canada Act requires each “non-Canadian” (as determined pursuant to the Investment Canada Act) who acquires “control” of an existing “Canadian business” to file a notification in prescribed form with the responsible Canadian federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction by Canadian authorities. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our Common Shares by a non-Canadian who is either: (a) a WTO investor (i.e., controlled ultimately by nationals or permanent residents of World Trade Organization member countries, including the United States) or (b) a trade agreement investor (i.e., controlled ultimately by nationals or permanent residents of countries with whom Canada has a trade agreement, including the United States) but who is not a state-owned enterprise, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value was equal to or greater than specified amounts, which vary annually. The specified review threshold amounts, as of December 31, 2019, for WTO investors and trade agreement investors who are not state-owned enterprises are C$1.045 billion and C$1.568 billion in enterprise value, respectively. It is anticipated that these review threshold amounts will be increased to C$1.075 billion and C$1.613 billion, respectively, in 2020. Any changes to the review thresholds will be published in the Canada Gazette.
The Investment Canada Act contains various rules to determine if there has been an acquisition of control by a non-Canadian. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-

third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.
Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada”. No financial threshold applies to a national security review. The relevant consideration is whether such investment by a non-Canadian could be “injurious to national security”. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.
Certain transactions relating to our Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

•	the acquisition of our Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

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the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

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the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our Common Shares, remains unchanged.

Certain Canadian Income Tax Considerations for United States Shareholders
The following summarizes, as of the date hereof, certain Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980), as amended (the “Convention”) to the holding and disposition of our Common Shares.
This summary is restricted to beneficial owners of our Common Shares each of whom, at all relevant times and for purposes of the Canadian Tax Act and the Convention: (i) is neither resident nor deemed to be resident in Canada; (ii) is resident solely in the United States and is entitled to benefits of the Convention; (iii) does not use or hold, and is not deemed to use or hold, our Common Shares in, or in the course of, carrying on a business in Canada; (iv) deals at arm’s length with and is not affiliated with the Company; (v) holds our Common Shares as capital property; and (vi) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) or an insurer that carries on business in Canada and elsewhere (each such holder, a “U.S. Resident Holder”). Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, does not acquire, hold or dispose of (or is not deemed to have acquired, held or disposed of) our Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade, and does not hold or use (or is not deemed to hold or use) our Common Shares in the course of carrying on a business.
This summary is based upon the current provisions of the Canadian Tax Act and the Convention in effect as of the date hereof, and the Company’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary does not anticipate or take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, except specific proposals to amend the Canadian Tax Act publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed. This summary does not take into account any other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those set out herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.
This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended and should not be construed as legal or tax advice to any particular U.S. Resident Holder. Accordingly, prospective purchasers or holders of our Common Shares are urged to consult their own tax advisors with respect to their own particular circumstances.
Taxation of Dividends
Under the Canadian Tax Act, dividends paid or credited, or deemed to be paid or credited, to a U.S. Resident Holder on our Common Shares will be subject to Canadian withholding tax at a rate of 25% of the gross amount of such dividends, unless the rate is reduced under the Convention. Under the Convention, the rate of withholding tax on dividends applicable to U.S. Resident Holders who are entitled to benefits under the Convention and beneficially own the dividends is generally reduced to 15% (or, if the U.S. Resident Holder is a company that owns at least 10% of the voting shares of the Company, 5%) of the gross amount of such dividends.
Disposition of Common Shares
Generally, a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such U.S. Resident Holder on a disposition or deemed disposition of our Common Shares unless our Common Shares constitute “taxable Canadian property” of the U.S. Resident Holder and are not “treaty-protected property” (each as defined in the Canadian Tax Act). Common Shares of the Company generally will not be “taxable Canadian property” to a holder provided that, at the time of the disposition or deemed disposition, the Common Shares are listed on a “designated stock exchange” for purposes of the Canadian Tax Act (which currently includes the NASDAQ and the TSX), unless at any time during the 60-month period immediately preceding the disposition of the Common Shares the following two conditions are met concurrently: (a) (i) the U.S. Resident Holder, (ii) persons with whom the U.S. Resident Holder did not deal at arm’s length, (iii) partnerships in which the U.S. Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) any combination of the persons and partnerships described in (i) through (iii), owned 25% or more of the issued shares of any class or series of the capital stock of the Company; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Canadian Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists). In certain circumstances set out in the Canadian Tax Act, the Common Shares may be deemed to be “taxable Canadian property”.
Even if the Common Shares are taxable Canadian property to a U.S. Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares will not be subject to tax under the Canadian Tax Act provided that the value of such Common Shares is not derived principally from real property situated in Canada (within the meaning of the Convention).
A U.S. Resident Holder contemplating a disposition of our Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

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